Exhibit 99.1

PRESS RELEASE Dec. 12, 2017

Arrowhead Pharmaceuticals Reports Fiscal 2017 Year End Results

-	Conference Call and Webcast Today at 4:30 p.m. EST

PASADENA, Calif., Dec. 12, 2017 — Arrowhead Pharmaceuticals Inc. (NASDAQ: ARWR) today announced financial results for its fiscal 2017 fourth quarter and year ended September 30, 2017. The company is hosting a conference call at 4:30 p.m. EST to discuss results.

Conference Call and Webcast Details

Investors may access a live audio webcast on the Company's website at http://ir.arrowheadpharma.com/events.cfm. For analysts that wish to participate in the conference call, please dial 855-215-6159 or 315-625-6887 and provide Conference ID 6977547.

A replay of the webcast will be available on the company’s website approximately two hours after the conclusion of the call and will remain available for 90 days. An audio replay will also be available approximately two hours after the conclusion of the call and will be available for 3 days. To access the audio replay, dial 855-859-2056 or 404-537-3406 and provide Conference ID 6977547.

Selected Fiscal 2017 and Recent Events

•	Hosted an Analyst R&D Day in September 2017 to highlight the following:
o	The Targeted RNAi Molecule platform, or TRiMTM, which utilizes ligand-mediated delivery and is designed to enable tissue-specific targeting, while being structurally simple
o	The TRiMTM platform offers several potential competitive advantages including:
▪	Simplified manufacturing at reduced cost

▪	Multiple routes of administration (subcutaneous, intravenous, and inhaled)
▪	Faster time to clinical candidates
▪	Wide safety margins
▪	Promise of taking RNAi to tissues beyond the liver
o

ARO-AAT, Arrowhead’s second generation subcutaneously administered clinical candidate for the treatment of alpha-1 antitrypsin deficiency liver disease with a planned Clinical Trial Application (CTA) filing in Q1 2018

o	ARO-HBV, Arrowhead’s third generation subcutaneously administered clinical candidate for the treatment of chronic hepatitis B virus infection with a planned CTA filing in Q2 2018
o

Arrowhead’s expanded cardiometabolic pipeline, which now includes ARO-APOC3, targeting apolipoprotein C-III, and ARO-ANG3, targeting angiopoietin-like protein 3 (ANGPTL3) with CTA filings planned around the end of 2018

o	The TRiMTM platform’s ability to target extra-hepatic tissues, including the lung and tumors, represented by the following programs:
▪	ARO-Lung1, the first candidate against an undisclosed gene target in the lung, which achieved almost 90% target knockdown following inhaled administration in rodents
▪	ARO-HIF2, Arrowhead’s candidate targeting renal cell carcinoma, which achieved 85% target gene knockdown in a rodent tumor model
▪	CTA filings are planned in Q4 2018 and in 2019 for ARO-Lung1 and ARO-HIF2, respectively
•

Presented new clinical data at HEP DART 2017 demonstrating up to 5.0 log10 reduction in HBV s-antigen and a Sustained Host Response in 50% of hepatitis B patients following RNAi therapy, ARC-520, in the 2001 open label extension study

•

Made continued progress our two-product cardiovascular collaboration with Amgen, in which one that was previously called ARO-LPA against the target lipoprotein(a) has been formally nominated as a clinical candidate and which is now referred to as AMG-890 by Amgen

Selected Fiscal 2017 Year End Financial Results

ARROWHEAD PHARMACEUTICALS, INC.
CONSOLIDATED FINANCIAL INFORMATION

	Year Ended September 30,
OPERATING SUMMARY	2017	2016

REVENUE	$31,407,709	$158,333
OPERATING EXPENSES
Research and development	31,690,298	41,454,452
Salaries and payroll-related costs	17,292,883	19,461,656
General and administrative expenses	6,838,402	9,940,737
Stock-based compensation	7,891,595	11,595,816
Depreciation and amortization	4,690,440	3,260,045
Impairment expense	-	2,050,817
Contingent consideration - fair value adjustments	-	(5,862,464)
TOTAL OPERATING EXPENSES	68,403,618	81,901,059
OPERATING LOSS	(36,995,909)	(81,742,726)
OTHER INCOME/(EXPENSE), PROVISION FOR INCOME TAXES	2,615,614	19,724
NET LOSS	$(34,380,295)	$(81,723,002)

NET LOSS PER SHARE (BASIC AND DILUTED):	$(0.47)	$(1.34)
WEIGHTED AVERAGE SHARES OUTSTANDING	73,898,598	61,050,880

FINANCIAL POSITION SUMMARY	September 30,	September 30,
	2017	2016
CASH AND CASH EQUIVALENTS	$24,838,567	$85,366,448
SHORT-TERM INVESTMENTS	40,769,539	-
TOTAL CASH RESOURCES (CASH AND INVESTMENTS)	65,608,106	85,366,448
OTHER ASSETS	38,414,174	42,810,057
TOTAL ASSETS	104,022,280	128,176,505
TOTAL LIABILITIES	23,155,118	33,152,246
TOTAL STOCKHOLDERS' EQUITY	80,867,162	95,024,259
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$104,022,280	$128,176,505

SHARES OUTSTANDING	74,785,426	69,746,685

About Arrowhead Pharmaceuticals

Arrowhead Pharmaceuticals develops medicines that treat intractable diseases by silencing the genes that cause them. Using a broad portfolio of RNA chemistries and efficient modes of delivery, Arrowhead therapies trigger the RNA interference mechanism to induce rapid, deep, and durable knockdown of target genes. RNA interference, or RNAi, is a mechanism present in living cells that inhibits the expression of a specific gene, thereby affecting the production of a specific protein. Arrowhead’s RNAi-based therapeutics leverage this natural pathway of gene silencing.

For more information, please visit www.arrowheadpharma.com, or follow us on Twitter @ArrowheadPharma. To be added to the Company's email list and receive news directly, please visit http://ir.arrowheadpharma.com/alerts.cfm.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the safety and efficacy of our product candidates, the duration and impact of regulatory delays in our clinical programs, our ability to finance our operations, the future success of our scientific studies, our ability to successfully develop drug candidates, the timing for starting and completing clinical trials, rapid technological change in our markets, and the enforcement of our intellectual property rights. Our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q discuss some of the important risk factors that may affect our business, results of operations and financial condition. We assume no obligation to update or revise forward-looking statements to reflect new events or circumstances.

Contacts:

Arrowhead Pharmaceuticals, Inc.

Vince Anzalone, CFA

626-304-3400

ir@arrowheadpharma.com

Investors and Media:

LifeSci Advisors, LLC

Brian Ritchie
212-915-2578

britchie@lifesciadvisors.com

www.lifesciadvisors.com

Source: Arrowhead Pharmaceuticals, Inc.

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